EXHIBIT 10.1

Memorandum of Understanding

Between

Verde Resources Inc.

and

Andre van Zyl & Green Carbon Industries Group of Companies

This Memorandum of Understanding (MOU) sets for the terms and understanding between Verde Resources Inc., located at 2 Cityplace Drive, Suite 200, St. Louis, Missouri 63141 U.S.A., and Andre van Zyl (ZA Passport M00234516) together with Green Carbon Industries Group of Companies, with current location at 1503/105 Stirling Street, Perth, 6000, Western Australia, Australia.

Introduction

The conventional hot mix asphalt paving industry is a very large market internationally, with annual sales of over $27 billion just in North America. In General, conventional hot and warm mix asphalt pavement technology requires high energy input for both the manufacturing and installation operations; and, therefore, is responsible for an unacceptably high Carbon Footprint. Even though technological advancements in the hot and warm mix asphalt continues, the conventional products are still adversely subject to high rates of maintenance and wear from moisture penetration, coupled with freeze and thaw cycles, as well as accelerated oxidation and aging problems.

Utilizing unique, proprietary, and environmentally safe Cold Bio Binder and Cold Bio Mix emulsion technology, as well as trade secret pyrogenic Construction BioChar technology, to produce “BioChar Asphalt”, owned and/or managed by AvZ through various entities like the Green Carbon Industries Group of companies (GCI), Carboncor Group (CCG), has developed and implemented a superior performance cold mix asphalt pavement solution throughout Africa, Middle East, and APAC regions. This technology makes possible superior performance, high duty road base and road wearing course installations, with substantially more cost-effective circular economy derived material.

With high quantities of specialist Biochar additions, as well as substantial emission savings during production and installation of the products, a significantly lower CO2 footprint leads towards international regulatory and voluntary Carbon Trading Platform certification, and it’s associated monetizing platforms.

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Purpose and Background

Andre van Zyl, (herein “AvZ”), and Verde Resources Inc., (herein “Verde”), collectively “the Parties”, hereby agree to actively pursue and put in place a mutually agreeable and fully funded project venture in North America, through Verde to securely Ring-Fence, support, preserve and implement the existing and related Intellectual Property of both parties and their respective subsidiaries/representatives, as well as to fund and support ongoing and future Research and Developments.

The intended project venture will also be responsible to establish a phased implementation plan for modified, scaled Biochar and Construction Char operations, that will be paired with new Cold Bio Emulsion and Cold Bio Mix technology plant production operations to be established for the production of low CO2 footprint construction material in the territory of North America. Upon successful implementation of A further option to expand operations throughout the continents of South America’s, APAC, Europe, and Africa.

The planned venture will also include a phased funding approach to establish a primary and eventual suitable regional Research & Development Laboratories, as well as joint venture or contacted parties/entities for both the Licensing and installation approvals for the Carbon Credits and associated construction product installations where it is not yet in place or approved.

Utilizing the trade secret IP and proprietary environmentally safe Cold Bio Binder and Cold Bio Mix emulsion technology, AvZ developed and demonstrated the ability to utilize a diverse range of Carbon and Biochar grades at scale for soil stabilization/pavement and high duty Road installations throughout Africa, Middle Eastern countries, and the APAC region.

This technology makes possible high duty road base and road wearing course installations with superior performance, utilizing more cost-effective local soils and gravels with extended life of road performance, and substantially lower maintenance activities and cost.

A wide range of Biochar types and specifications has been successfully tested and used, that includes Biochar and Construction Chars produced from contaminated wood waste, Bio Solids, Municipal Waste, fossil fuel-based plastics, used tires, various kinds of crop residues, as well as multiple types of organic or inorganic waste. Current high biochar content field of use includes rigid and flexible pavement construction, road repair maintenance, low-cost housing building materials, road furniture, soil stabilization, hard-stands, erosion control, dust suppression, spray seals and commercial and residential emulsion based general construction products.

Pursuant to this exclusive accord established between the parties, Verde shall assume principal responsibility for delineating and executing a trajectory conducive to effectuating a transition from the U.S. Over-the-Counter (USOTC) market to the Nasdaq exchange. Additionally, Verde shall undertake the paramount task of orchestrating the procurement of supplementary capital through a secondary offering, a strategic initiative to be realized prior to the impending migration to the Nasdaq market, all within the temporal confines prescribed by this extant agreement.

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Agreements, Phased Timeframe and Sequence of implementation

i.

Upon the confirmation of a minimum funding quantum of USD $2 Million, to be procured by Verde, both AvZ and Verde shall engage this Memorandum of Understanding (MOU) as a foundational framework for consummating a mutually assented contract. Said contract shall serve as the instrument to methodically introduce and implement the exclusive licensing entitlements, pertaining to the utilization of intellectual property (IP) and proprietary trade secrets, which have been conceived and are legally owned and/or managed by AvZ through his duly designated entities. Concurrently, AvZ shall assume the role of Chief Technology Officer (CTO) at Verde. This designation shall be accompanied by a pre-Nasdaq migration executive package, the validity of which shall persist until December 31st 2024. In tandem, an additional financial accumulation attaining a minimum threshold of $50 million, achieved via secondary offering during the Nasdaq Migration phase or through alternative mechanisms of capital procurement, shall act as a catalyst for the realization of a mutually concurred, elevated executive compensation arrangement. The elevated compensation package shall be activated or take precedence within the timeframe, should the successful secondary offering and Nasdaq migration occur prior to the specified date of December 31st 2024.

ii.

The CTO will be primarily responsible for running, developing, and overseeing the entire Cold Mix Biochar Emulsion Department, R&D and laboratories. The first phase will also include and support a specific purpose of establishing demo trials and showcases in The United States of America.

iii.

This MOU and associated agreements are subject to utilization of the first 5 existing Intellectual Properties (IPs) and Trade Secrets from AvZ as summarized in Appendix A. Future Know How, Trade Secrets, IP and Patents that are developed together, will be subject to shared IP Rights, Royalties and ownership by Verde and a nominated entity by AvZ through mutually acceptable agreements, or a further shares consideration.

iv.

Following successful and accepted first phase demo installations in North America, Verde will have the option to also enter into separate Technology License right usage-based agreements for South America, Europe, the APAC region and Africa.

v.

A suitable and funded project team, under management of AvZ as CTO of Verde, will be primarily responsible to execute and to implement the initial trials in the U.S.A when the funding mechanism and relevant agreements are in place.

vi.

Upon successful rollout of the demo trials and showcases, Verde will subsequently provide the necessary capital to establish US-based R&D and QA/QC laboratories, and biochar emulsion plants in the licensed territories and as an option through mutually accepted separate agreements, acquire the license rights to utilize the existing (5 IP sets) for additional territories of South America’s, the APAC region, Africa and Europe.

vii.

Verde to provide further capital for new emerging markets, as well as to develop the markets for the alliance to generate business revenues. Verde will also play the leading role in establishing the certification of Carbon Removal Credits with the verified carbon registries.

viii.

As part of Verde’s eventual secondary offering and Nasdaq uplift, the parties will formally enter into a new agreement to acquire 100% ownership and control of the IP’s and Trade Secrets via a combination of cash and shares consideration.

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Technical Expertise and Integration

Mr. Andre Van Zyl, as CTO of Verde will be primarily responsible for providing the expertise and know-how to utilize the rights exclusively within the licensed territories. The integration of the technology will also be subject to the provision of suitable technical personnel and facilities to do so over an agreed period.

Duration and Termination

This MOU is at-will and may be modified by mutual consent. This MOU shall become effective upon signature by the authorized officials from the Parties and will remain in effect until modified or terminated by any one of the partners by mutual consent. In the absence of mentioned mutually acceptable agreements entered into for North America, by the authorized officials, this MOU shall end on Dec 31st 2024.

Termination of this Agreement, whether initiated for any cause, both parties shall remain bound by their respective rights to intellectual property ownership, statutory protection entitlements, responsibilities for Royalty Fee payments, duties to maintain confidentiality, and commitments to indemnify, if applicable. In circumstances where statutory and product certification procedures are delayed, or in the occurrence of natural disasters, justifiable extensions for Agreement termination may be conferred, surpassing the previously stated deadline.

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The Parties

Signed this day Aug 7th 2023, by:

Green Carbon Industries Group of Companies

/s/ Andre van Zyl
Andre van Zyl

Verde Resources Inc.

/s/ Jack Wong
Jack Wong
President & CEO

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